                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

      ---------------------------------------------------------------------
                              Dave & Buster's, Inc.
                (Name of Registrant as Specified In Its Charter)
      ---------------------------------------------------------------------

          Alan L. Murray, Vice President, General Counsel and Secretary
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rule 14a-6(i)(4) and 0-11 ("Rule 0-11").

    (1)  Title of each class of securities to which transaction applies
    (2)  Aggregate number of securities to which transaction applies
    (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11
    (4)  Proposed maximum aggregate value of transaction
    (5)  Total fee paid

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party
          (4)  Date Filed

                             DAVE & BUSTER'S, INC.
                               2481 MANANA DRIVE
                              DALLAS, TEXAS 75220

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1999

To the holders of Common Stock of
Dave & Buster's, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dave & Buster's, Inc. (the "Company") will be held in The Show Room at Dave & Buster's, 10727 Composite Drive, Dallas, Texas, on June 15, 1999, at 1:00 p.m. local time, for the following purposes:

          (a) To elect one class of directors (consisting of three directors) of the Company for a three year term, or until their successors have been elected and qualified;

          (b) To consider and vote upon a proposed amendment to the Dave & Buster's, Inc. 1995 Stock Option Plan to increase the number of shares of the Company's common stock issuable upon exercise of stock options under the plan from 1,350,000 shares to 2,350,000 shares, and to make certain other changes to such plan; and

          (c) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 23, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

                                            By Order of the Board of Directors
                                            /s/ ALAN L. MURRAY

                                            Alan L. Murray
                                            Secretary

Dallas, Texas
May 10, 1999

                             DAVE & BUSTER'S, INC.
                               2481 MANANA DRIVE
                              DALLAS, TEXAS 75220

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1999

     This Proxy Statement is furnished to stockholders of Dave & Buster's, Inc., a Missouri corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 15, 1999, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

     This Proxy Statement and accompanying form of proxy are being mailed to the Company's stockholders on or about May 10, 1999. The Company's Annual Report, covering the Company's 1998 fiscal year, is enclosed herewith but does not form any part of the materials for solicitation of proxies.

                       ACTION TO BE TAKEN AT THE MEETING

     Only holders of record of common stock at the close of business on April 23, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, approximately 13,077,000 shares of common stock. The presence, either in person or by properly executed proxy, of the holders of record of a majority of the common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

     At the Annual Meeting, holders of the Company's common stock will consider and vote for the election of David O. Corriveau, Mark A. Levy and Christopher C. Maguire to a three year term as directors of the Company. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term of three years for which election is sought.

     Holders of record of common stock are entitled to one vote per share. The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting.

     The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) FOR the election to a three year term as directors of the Company of the three nominees set forth above; (ii) FOR the approval and adoption of an amendment to the Dave & Buster's, Inc. 1995 Stock Option Plan to increase the number of shares of the Company's common stock issuable upon exercise of stock options under the plan from 1,350,000 shares to 2,350,000 shares, and to make certain other changes to such plan; and (iii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions will be included in vote totals and, as such, will have the same effect on any proposal other than the election of directors as a negative vote. Broker non-votes will not count for or against the matters to be voted on at the Annual Meeting.

     If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of March 31, 1999, for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers of the Company named in the table under "Directors and Executive Officers -- Summary of Executive Compensation" and (iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to the listed shares.

                                                              SHARES BENEFICIALLY
                                                                   OWNED(1)
                                                              -------------------
NAME                                                           NUMBER     PERCENT
----                                                          ---------   -------
5% OR MORE STOCKHOLDERS(2):
Dresdner RCM Global Investors, L.L.G. ......................  1,300,804    9.72%
Four Embarcadaro Center
San Francisco, CA 94111-4189
Scudder Kemper Investments, Inc.............................    741,150    5.54%
Two International Place
Boston, MA 02110-4103
DIRECTORS AND EXECUTIVE OFFICERS:
David O. Corriveau(3).......................................    505,894     3.8
James W. Corley(4)..........................................    453,394     3.4
Charles Michel..............................................     27,217       *
Alan L. Murray..............................................      8,845       *
Sterling R. Smith...........................................     20,000       *
Allen J. Bernstein..........................................     22,500       *
Peter A. Edison(5)..........................................    100,798       *
Bruce H. Hallett............................................      2,000       *
Walter S. Henrion...........................................    105,738       *
Mark A. Levy................................................      7,500       *
Christopher C. Maguire......................................     18,000       *
Mark B. Vittert.............................................     22,500       *
All directors and officers as a group (15 persons)..........  1,402,449    10.5

---------------

 *  Indicates less than 1%.

(1) Includes shares issuable upon exercise of stock options which are vested or will be vested prior to May 31, 1999.

(2) Based upon information filed by such holders with the Securities and Exchange Commission.

(3) Mr. Corriveau shares voting and dispositive power with respect to 74,545 shares owned of record by a family limited partnership. Mr. Corriveau disclaims beneficial ownership with respect to such shares.

(4) Mr. Corley shares voting and dispositive power with respect to 99,559 shares owned of record by a family limited partnership. Mr. Corley disclaims beneficial ownership with respect to such shares.

(5) Mr. Edison owns the shares as Trustee for the benefit of self and others.

                        DIRECTORS AND EXECUTIVE OFFICERS

DESCRIPTION OF DIRECTORS

     A brief description of each director of the Company is provided below. Directors hold office for three year terms or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors, except as provided below.

     Mr. Corriveau, 47, a co-founder of the Dave & Buster's concept in 1982, has served as Co-Chief Executive Officer and President since June 1995, and as a director of the Company since May 1995 and as Co-Chairman of the Board since February 1996. Mr. Corriveau served as President and Chief Executive Officer of D&B Holding (a predecessor of the Company) from 1989 through June 1995. From 1982 to 1989, Messrs. Corriveau and Corley operated the Company's business.

     Mr. Corley, 47, a co-founder of the Dave & Buster's concept in 1982, has served as Co-Chief Executive Officer and Chief Operating Officer since June 1995, and as a director of the Company since May 1995 and as Co-Chairman of the Board since February 1996. Mr. Corley served as Executive Vice President and Chief Operating Officer of D&B Holding from 1989 through June 1995. From 1982 to 1989, Messrs. Corley and Corriveau operated the Company's business.

     Mr. Bernstein, 52, is founder of Morton's Restaurant Group, Inc. and has been its Chairman of the Board and Chief Executive Officer since its inception in 1988. Morton's owns and operates more than 49 restaurants, comprised of two distinct restaurant companies, Morton's of Chicago Steak Houses and Bertolini's Restaurants. He has been a director of the Company since 1996.

     Mr. Edison, 43, has been President and majority shareholder of the Weiss and Newman Shoe Company since October 1997. Mr. Edison has also been President and Founder of Acorn Retail Development since March 1997. He was Senior Executive Vice President of Edison Brothers Stores, Inc., a specialty retailer ("Edison Brothers"), from 1995 to February 1997 and Director, Corporate Development of Edison Brothers from 1989 until February 1997. He served as a director of Edison Brothers from 1989 until February 1997. Edison Brothers filed for protection under Chapter 11 of the Federal Bankruptcy Code in November 1995.

     Mr. Hallett, 47, has been engaged in the practice of corporate and securities law since 1976 and has been a partner of the Crouch & Hallett law firm since 1992. He has been a director of the Company since 1998.

     Mr. Henrion, 59, has served as a consultant to the Company's business since 1989, and he has been a director of the Company since 1995. He has also been a consultant to the restaurant industry since 1983. From 1972 to 1981, Mr. Henrion served as Executive Vice President and a director of TGI Friday's, Inc. Mr. Henrion is also Chairman of the Board of Colleagues, Inc. d/b/a Gershwin's Restaurant.

     Mr. Levy, 52, is founder and has been managing director of Alexander Capital Group, a private investment firm, since June 1998. He is a director of The Levy Restaurants and its parent entity, The Levy Organization, and served as its Vice Chairman from 1978 to 1998. The Levy Organization is a real estate development company, and The Levy Restaurants operates restaurants, food service and special concession operations throughout the United States. Mr. Levy has been a director of the Company since 1995.

     Mr. Maguire, 37, has served as President of Staubach Retail Services, a national retail real estate consulting company, since its inception in 1994. Mr. Maguire joined The Staubach Company, a Dallas-based national real estate brokerage firm in 1986 to form its Retail Services Division. Mr. Maguire has been a director of the Company since 1997.

     Mr. Vittert, 50, has been a private investor for more than five years and is a director of Premiumwear, Inc. and Lee Enterprises, Inc. Mr. Vittert has been a director of the Company since 1995.

     The Board of Directors held four meetings in fiscal 1998. No director attended fewer than 75% of the meetings of the Board which they were required to attend.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee, comprised of Messrs. Edison, Hallett and Maguire, recommends to the Board of Directors the appointment of the Company's independent auditors, reviews and approves the scope of the annual audit of the Company's financial statements, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors and periodically reviews and approves major accounting policies and significant internal accounting control procedures. The Audit Committee met one time during fiscal 1998.

     The Compensation Committee, comprised of Messrs. Levy, Bernstein and Vittert, reviews and recommends compensation of officers and directors, administers stock option plans and reviews major personnel matters. The Compensation Committee met four times during fiscal 1998. See "Report of the Compensation Committee" included elsewhere in this Proxy Statement.

     The Executive Committee, comprised of Messrs. Corriveau, Corley and Henrion, exercises all of the powers and authority of the Board of Directors in the management and affairs of the Company when the Board of Directors is not in session, except to the extent such authority is delegated to another committee.

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth information concerning cash compensation paid or accrued by the Company during fiscal 1997, 1998 and 1999 to or for the Company's Co-Chief Executive Officers and the three other highest compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (collectively the "Named Executive Officers").

                                                                       LONG-TERM COMPENSATION
                                                              -----------------------------------------
                                                                           SECURITIES
                                       ANNUAL COMPENSATION    RESTRICTED   UNDERLYING
                                       --------------------     STOCK       OPTIONS/       ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY      BONUS       AWARDS       SAR'S      COMPENSATION(1)
 ---------------------------    ----   ---------   --------   ----------   ----------   ---------------
David O. Corriveau............  1998   $297,870    $21,555        0            0               0
                                1997    275,189          0        0            0               0
                                1996    263,718          0        0            0               0
James W. Corley...............  1998    297,870          0        0            0               0
                                1997    275,189          0        0            0               0
                                1996    263,718          0        0            0               0
Charles Michel................  1998    160,664     17,504        0            0               0
                                1997    151,250     22,500        0            0               0
                                1996    138,462      2,500        0            0               0
Alan L. Murray................  1998    119,350     13,074        0            0               0
                                1997    111,425      9,050        0            0               0
                                1996    101,731      2,000        0            0               0
Sterling R. Smith.............  1998    140,428     14,116        0            0               0
                                1997    105,192      2,500        0            0               0
                                1996     99,231     17,948        0            0               0

---------------

(1) None of the named executive officers received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such officer's total annual salary and bonus.

EMPLOYMENT AGREEMENTS

     In June 1995, the Company entered into five year employment agreements with each of Messrs. Corriveau and Corley (the "Employment Agreements"), which contain a covenant not to compete during such employment and for a period of two years after such Employment Agreements' termination prior to expiration. After the termination of an Employment Agreement by expiration, the two year covenant not to compete remains in effect if the Company elects to pay the employee the full amount of his then current salary for a period of one year after such date of expiration. The Employment Agreements may be terminated upon death, disability, for "cause" (as defined therein) or for a material breach of such Employment Agreement. Pursuant to the terms of each Employment Agreement, if either Mr. Corriveau's or Mr. Corley's employment is terminated prior to the expiration of their respective Employment Agreement other than because of death, certain disabilities, certain unlawful or dishonest acts or a breach of the terms of such Employment Agreement, the Company will be obligated to continue to provide such employee's current salary and benefits until the later of (i) one year after the date of such termination or (ii) the earlier of (x) the expiration date of the respective Employment Agreement or (y) three years from the date of such termination. If, at any time during the term of either Employment Agreement, the respective employee is removed from the Board of Directors of the Company or at the expiration of his term as a director is not nominated to serve as a director of the Company, and the cause of such removal or failure to nominate is not the result of employee's unwillingness to serve as a director of the Company or certain actions by the employee, then such employee may elect to terminate his employment and treat such removal or failure to nominate as a termination without cause.

1995 STOCK OPTION PLAN

     See "Approval of Amendment to the 1995 Stock Option Plan" contained elsewhere in this proxy statement for a description of the material terms of the Dave & Buster's, Inc. 1995 Stock Option Plan (the "Option Plan"). The following table sets forth information regarding the grant of stock options during fiscal 1998 under the Option Plan to the Named Executive Officers:

                                       INDIVIDUAL GRANTS
                           -----------------------------------------
                                          PERCENT OF                                VALUE AT ASSUMED ANNUAL
                                            TOTAL                                    RATES OF STOCK PRICE
                                         OPTIONS/SARS                               APPRECIATION FOR OPTION
                            OPTIONS/      GRANTED TO      EXERCISE                          TERM(1)
                              SARS        EMPLOYEES        OR BASE     EXPIRATION   -----------------------
NAME                       GRANTED(#)   IN FISCAL YEAR   PRICE($/SH)      DATE        5%($)        10%($)
----                       ----------   --------------   -----------   ----------   ----------   ----------
David O. Corriveau.......        0           0.00%          $0.00            N/A     $      0     $      0
James W. Corley..........        0           0.00            0.00            N/A            0            0
Charles Michel...........    5,000           1.46           23.13       03/11/08       72,750      184,300
Alan L. Murray...........    5,000           1.46           23.13       03/11/08       72,750      184,300
Sterling R. Smith........    7,500           2.19           23.13       03/11/08      109,125      276,450

---------------

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table sets forth certain information with respect to the options held by the Named Executive Officers at January 31, 1999 and options exercised during the fiscal year then ended:

                                                                               VALUE OF UNEXERCISED
                                                 NUMBER OF UNEXERCISED          IN-THE-MONEY OPTION
                                                      OPTIONS AT                        AT
                                                   JANUARY 31, 1999             JANUARY 31, 1999(1)
                        SHARES      VALUE     ---------------------------   ---------------------------
NAME                   EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ---------   --------   -----------   -------------   -----------   -------------
David O. Corriveau...        0     $      0      56,426         59,837       $477,108       $318,048
James W. Corley......        0            0      56,426         59,837        477,108        318,048
Charles Michel.......        0            0      22,750         39,750        183,203        175,485
Alan L. Murray.......    8,400      125,181       3,150         23,450         30,965        105,687
Sterling R. Smith....    1,900       26,675       6,650         18,450         67,125        105,687

---------------

(1) Based upon the closing price of the Common Stock of the Company on January 31, 1999 of $22.00 per share.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is empowered to review, and to recommend to the full Board of Directors, the annual compensation, long-term incentive compensation and compensation procedures for all executive officers of the Company. The Compensation Committee, composed solely of non-employee directors, also administers the Option Plan.

     As a matter of policy, the Compensation Committee believes that the annual compensation of the executive officers should consist of both a base salary component and bonus component. The base salary component should be based on generally subjective factors and include the contribution the executive officer made and is anticipated to make to the success of the Company, the level of experience and responsibility of the executive officer, the competitive position of the Company's executive compensation and the Company's historical levels of compensation for executive officers. The Compensation Committee does not expect to assign quantitative relative weights, however, to any of these factors. The bonus component of the annual compensation of the executive officers should provide executive officers with the opportunity to earn a significant portion of their base salary in the form of incentive compensation, which therefore puts a significant portion of their total compensation "at risk." This incentive compensation is distributed upon the achievement of certain predetermined earnings targets.

     The annual base salary for the co-chief executive officers of the Company has been established pursuant to five year employment agreements entered into in 1995 and expiring in June 2000. This agreement resulted from arms' length negotiations between the co-chief executive officers and Edison Brothers Stores as a part of the 1995 spin-off of the Company from Edison Brothers and in recognition of the 1989 agreements entered into in connection with the original acquisition of the Company's business by Edison Brothers in 1989. Accordingly, the Compensation Committee has not independently reviewed or materially adjusted the base salaries of the co-chief executive officers during the period of the employment agreements, although it has granted moderate increases from the 1995 base salaries set forth in the employment agreements to reflect the growth of the Company.

     The Company does not provide for any long-term compensation for executive officers other than through the granting of stock options. Option grants are made in the discretion of the Compensation Committee. No options were granted to the Company's co-chief executive officers in fiscal 1998.

                             Mark A. Levy, Chairman
                                Mark B. Vittert
                               Allen J. Bernstein

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no additional compensation for their attendance at meetings of the Board or any of its committees of which they are members. Directors who are not employees of the Company receive $8,000 as an annual retainer, $1,000 for participation in each Board meeting and $800 for participation in each committee meeting. When participation in a Board or committee meeting is by telephone, the fee paid is one-half of the amount reported above.

     In February 1996, the Company adopted a stock option plan for outside directors (the "Directors Plan") to provide independent, outside directors (excluding those directors who were stockholders prior to February 1996) with an incentive for serving as a director by providing a proprietary interest in the Company through the granting of options. Directors who are not employees are entitled to participate in the Directors Plan. A total of 150,000 shares of common stock are subject to the Directors Plan. Upon election to the Board of Directors of the Company, each eligible director is granted an option to purchase 22,500 shares effective as of the date of such election and vesting over a three year period. The options granted under the Directors Plan are not entitled to "incentive stock option" treatment for federal income tax purposes. Accordingly, under federal income tax laws, an optionee upon exercise of an option under the Directors Plan will recognize ordinary income equal to the fair market value of the stock on the date of exercise minus the exercise price.

CERTAIN FILINGS BY EXECUTIVE OFFICERS AND DIRECTORS

     Under the securities laws of the United States, the Company's directors, executive officers and persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. Mr. Plunkett filed a report in April 1998 for the purchase of an aggregate of 10,509 shares in 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves as member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

     Pursuant to a consulting agreement between the Company and Sandell Investments, the Company pays consulting fees to Sandell Investments for advisory services relating to international licensing activities, expansion and site selection, market analysis, improvement and enhancement of the Company's business and other similar activities. Mr. Henrion, a partner of Sandell Investments, is a director of the Company. The Company paid Sandell Investments the amount of $125,000 in fiscal 1998 and will continue to pay such amount through 1999 when the consulting agreement expires.

     Mr. Maguire, a director of the Company, is Managing Trustee of CE San Antonio Investment Trust, the landlord for the Company's San Antonio store, which opened in February 1999. Such lease is for a 20-year term and provides for annual lease payments estimated to approximate $522,000 in fiscal 1999.

     Crouch & Hallett provides legal services to the Company from time to time. Mr. Hallett, a partner of Crouch & Hallett, is a director of the Company.

                            STOCK PRICE PERFORMANCE

     The Company's common stock has been traded publicly since June 26, 1995. Prior to such date, there was no established market for its common stock. Set forth below is a line graph indicating a comparison of cumulative total returns (change in stock price plus reinvested dividends) for the Company's common stock from June 26, 1995 (the first day which the common stock was publicly traded) through January 31, 1999 as contrasted with (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Restaurant Stock Composite Index. Each index assumes $100 invested at June 26, 1995 and is calculated assuming reinvestment of dividends.
[PERFORMANCE GRAPH]

               Measurement Period                      Dave &                               S&P
             (Fiscal Year Covered)                 Busters, Inc.        S&P 500         Restaurants
06/26/95                                                    100.00            100.00            100.00
02/04/96                                                    132.95            116.85            127.12
02/02/97                                                    192.04            148.51            118.93
02/01/98                                                    288.92            188.48            124.47
01/31/99                                                    299.97            249.71            203.82

                APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

     The amendment to the Option Plan proposes the following changes:

          1. It would increase the number of shares of the Company's common stock subject to the plan from 1,350,000 shares to 2,350,000 shares.

          2. It would increase the maximum number of shares with respect to stock option granted to any one individual during a calendar year from 45,000 shares to 100,000 shares.

          3. It would institute a percentage limitation (10%) on the amount of non-qualified options that could have exercise prices of less than 100% of fair market value.

          4. It would permit the Company to allow transferability of options on a case-by-case basis.

          5. It would narrow the scope of independent contractors eligible to receive option grants.

          6. It would clarify certain provisions of the Option Plan to ease administration by the Compensation Committee.

The text of these amendments is set forth on Exhibit A to this Proxy Statement. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the Annual Meeting. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE OPTION PLAN.

     The Company's Board of Directors adopted the Option Plan in order to encourage ownership of the Company's common stock by key employees of the Company and its subsidiaries as well as other persons providing services to the Company. The Board of Directors believes that the expansion of the Option Plan will enable the Company to attract and retain the services of outstanding employees in competition with other employers. Approximately 150 employees of the Company are eligible to receive options under the Option Plan.

     The Company has granted all options since the inception of the Option Plan at exercise prices equal to 100% of fair market value on the date of grant. The Option Plan allowed an unlimited amount of non-qualified stock options to be granted at exercise prices of 85% or more of fair market value on the date of grant. The Company proposes to reduce the amount of options which could be granted at less than 100% of fair market on the date of grant to a maximum of 10% of the non-qualified options outstanding from time to time. Presently the Company does not anticipate any variation from its historic practice of requiring all options to be granted at 100% of fair market value on the date of grant.

     As of March 31, 1999, and after giving effect to the assumed approval of the amendment of the Option Plan, options to purchase an aggregate of 1,089,512 shares of the Company's common stock (net of options canceled or expired) have been granted pursuant to the Option Plan, options to purchase 59,950 shares have been exercised, options to purchase 1,029,562 shares remain outstanding, and 1,260,488 shares remain available for future grant. As of March 31, 1999, the market value of all shares of the Company's common stock (i) subject to outstanding options under the Option Plan and (ii) remaining available for future grant was approximately $21,106,021 and $25,840,004, respectively (based on the closing sale price of the Company's common stock as reported on the Nasdaq National Market on such date).

     During the 1998 fiscal year, options covering 372,500 shares of the Company's common stock were granted to the Company's employees. See also "1995 Stock Option Plan" for disclosure of grants made in the 1998 fiscal year to the Named Executive Officers.

     Since adoption of the Option Plan, all current executive officers, as a group, have been granted options under the Option Plan covering 555,526 shares of the Company's common stock which represents approximately 51.0% of the total number of options granted pursuant to the Option Plan. Messrs. Corriveau, Corley and Michel have received options covering 5% or more of those available under the Option Plan. All employees of the Company as a group (including all officers who are not executive officers) received options covering 533,986 shares (49.0%) of the total options granted. In addition, all current directors who are not executive officers, as a group, have been granted options covering 112,500 shares (100%) of the total options granted under the separate directors' stock option plan.

     If an option expires or terminates before it has been exercised in full, the shares of common stock allocable to the unexercised portion of such option will again be available for the grant of options under the Option Plan.

     The purchase price of the shares under each incentive stock option may not be less than 100% of the fair market value of the common stock at the time of grant. The purchase price under each non-qualified stock option may not be less than 85% of the fair market value of the common stock at the time of grant. The aggregate fair market value, determined at the time of grant, of the common stock with respect to which incentive stock options (granted under the Option Plan and any other stock option plan of the Company) first become exercisable by an optionee in any calendar year may not exceed $100,000. The term of an option may not be more than ten years from the date of grant. In addition, options outstanding at the termination of the Option Plan will not be affected by such termination.

     The Compensation Committee, in its sole discretion, may grant tax-offset bonus rights ("TOBRs") with respect to non-qualified options. A TOBR entitles the optionee to receive from the Company, upon exercise of the related non-qualified options, an amount in cash equal to (1) the excess, if any, of the aggregate market price over the aggregate purchase price of the shares acquired by such exercise, multiplied by (2) a percentage determined solely by the Compensation Committee. The Compensation Committee is charged with determining all other terms and provisions of any TOBR.

     The federal income tax consequences with respect to awards under the Option Plan differ depending on the form of stock options granted and certain other circumstances. Grants and exercises of incentive stock options are not taxable events although the excess of the fair market value of the shares on the date of exercise over the option price is an item of tax preference for purposes of computing alternative minimum taxable income. However, upon the subsequent disposition of shares acquired upon exercise, the optionee generally will realize, as long-term capital gain or loss, the difference between the sale price and the option price, provided the shares are held by the optionee for at least one year after the date of exercise and two years after the date of grant; however, if the shares are disposed of before the expiration of the one-year and two-year holding periods, the optionee generally will realize ordinary compensation income at the time of the disposition limited to the lesser of (a) the gain, if any, or (b) the excess of the fair market value of the shares at the time the option was exercised over the option price. The Company generally will be entitled to a deduction equal to the ordinary compensation income realized by the optionee. Grants of non-qualified stock options are not taxable events. However, upon exercise, the optionee generally will realize ordinary compensation income equal to the excess of the fair market value of the shares so acquired over the option price. The Company generally will be entitled to a deduction equal to the ordinary compensation income realized by the optionee.

                            STOCKHOLDERS' PROPOSALS

     Any proposals that stockholders of the Company desire to have presented at the annual meeting of stockholders following the conclusion of the 1999 fiscal year must have been received by the Company at its principal executive offices no later than February 28, 2000.

                                 MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire and to be available to respond to appropriate questions.

                                            By Order of the Board of Directors
                                            /s/ ALAN L. MURRAY

                                            Alan L. Murray
                                            Secretary

Dallas, Texas
May 10, 1999

                                                                       EXHIBIT A

   PROPOSED AMENDMENTS TO 1995 STOCK OPTION PLAN (NEW LANGUAGE IS ITALICIZED)

     "3. Stock Subject to Plan

     The total number of shares of Common Stock available for grants of options under the Plan shall be Two Million Three Hundred Fifty Thousand (2,350,000), subject to adjustment in accordance with paragraph 16F. If any option shall expire or terminate or be canceled for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. The shares of Common Stock subject to issuance upon exercise of options under the Plan may be either authorized but unissued shares or shares held in the treasury of D&B. The number of shares with respect to which options may be granted to any individual during any calendar year may not exceed 100,000 shares."

     "6. Eligibility.

     Options may be granted under the Plan only to Key Employees and to certain persons selected by the Committee who perform services to D&B as independent contractors and whose receipt of options would not disqualify D&B from utilizing a Form S-8 Registration Statement for the resale of Common Stock issuable upon exercise of such options ("Eligible Participants")."

     "7. Option Price.

     Except as provided below, the purchase price of the Common Stock under each ISO issued hereunder shall be not less than 100% of the fair market value of the Common Stock at the time of the grant of the option. The purchase price of Common Stock under each ISO issued to a Ten Percent Shareholder shall be not less than 110% of the fair market value of the Common Stock at the time of the grant of the option. The purchase price of the Common Stock under each NQO issued hereunder shall be not less than 100% of the fair market value of the Common Stock at the time of the grant of the option; provided, however, that up to 10% of the NQO's outstanding from time to time may be granted at purchase prices determined by the Committee equal to 85% or more of the fair market value of the Common Stock at the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant, and shall set forth the determination in its minutes, using any reasonable valuation method."

     "12. Nontransferability of Options.

     Except as set specifically set forth in the optionee's option agreement, each option granted under the Plan shall, by its terms, be nontransferable otherwise than by will or the laws of descent and distribution and an option may be exercised, during the lifetime of an optionee, only by the optionee."

     "15. Options Outstanding at Termination.

     Options outstanding at the termination of the Plan shall continue in full force and effect and shall not be affected by any termination of the Plan.

     "20. Effectiveness of the Plan and Amendments.

     The Plan, and any amendment thereof which requires the approval of the shareholders, shall become effective upon adoption by the Board, subject, however, to its further approval by the shareholders of D&B given within twelve months after the date that the Plan or such amendment is adopted by the Board, at a regular or special meeting of the shareholders. Grants of options may be made prior to such shareholder approval, but all option grants made prior to such approval shall be subject to the obtaining of such approval and, if such approval is not obtained, such options shall not be effective for any purpose."


                                                                                                          Please mark
                                                                                                          your votes as
                                                                                                          indicated in   [ X ]
                                                                                                          this example

1. ELECTION OF DIRECTORS               David O. Corriveau, Mark A. Levy and Christopher C. Maguire     2. PROPOSAL TO AMEND THE
                                                                                                          COMPANY'S 1995 STOCK
     FOR all nominees     WITHHOLD     INSTRUCTION: To withhold authority to vote for any individual      OPTION PLAN:
   listed to the right    AUTHORITY    nominee, write that nominee's name in the space below.
    (except as marked     to vote
     to the contrary)     for all
                          nominees
                          listed to
                          the right                                                                  FOR     AGAINST     ABSTAIN
                                       -----------------------------------------------------------   [ ]       [ ]         [ ]

3. To vote upon other such matters that may legally come before the meeting or any adjournment or    The undersigned hereby revokes
   postponement thereof.                                                                             any proxy or proxies heretofore
                                                                                                     given to vote upon or act with
                                                                                                     respect to such stock and
                                                                                                     hereby ratifies and confirms
                                                                                                     all that said proxies, their
                                                                                                     substitutes, or any of them,
                                                                                                     may lawfully do by virtue
                                                                                                     hereof.

                                                                                                     Dated                    , 1999
                                                                                                          --------------------

                                                                                                     -------------------------------
                                                                                                     Signature

                                                                                                     -------------------------------
                                                                                                     (Signature if held jointly)

                                                                                                     Please date the proxy and sign
                                                                                                     your name exactly as it
                                                                                                     appears hereon . Where there is
                                                                                                     more than one owner, each
                                                                                                     should sign. When signing as an
                                                                                                     attorney, administrator,
                                                                                                     executor, guardian or trustee,
                                                                                                     please add your title as such.
                                                                                                     If executed by a corporation,
                                                                                                     the proxy should be signed by a
                                                                                                     duly authorized officer. Please
                                                                                                     sign the proxy and return it
                                                                                                     promptly whether or not you
                                                                                                     expect to attend the meeting.
                                                                                                     If you do attend, you may
                                                                                                     revoke your proxy and vote in
                                                                                                     person if you so desire.

                            * FOLD AND DETACH HERE *




                             DAVE & BUSTER'S, INC.

                                     PROXY

                             DAVE & BUSTER'S, INC.


     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Dave & Buster's, Inc. (the "Company") to be held on June 15, 1999, at 1:00 p.m., local time, and the Proxy Statement in connection therewith, and (b) appoints David O. Corriveau and James W. Corley, or each of them, as proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment or postponement thereof, and the undersigned directs that his proxy be voted as specified on the reverse side.







                            * FOLD AND DETACH HERE *